Exhibit 99.1

Lyft Announces Private Offering of $650 million of Convertible Senior Notes and Capped Call to Increase Effective Conversion Premium to 150%

SAN FRANCISCO, May 12, 2020 (GLOBE NEWSWIRE)—Lyft, Inc. (“Lyft”) (NASDAQ: LYFT) today announced its intention to offer, subject to market conditions and other factors, $650 million aggregate principal amount of Convertible Senior Notes due 2025 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lyft also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $97.5 million aggregate principal amount of the notes. The notes will be senior, unsecured obligations of Lyft, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of Lyft’s Class A common stock or a combination thereof, at Lyft’s election. The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.

In connection with the pricing of the notes, Lyft expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). Lyft anticipates that the cap price of the capped call transactions will initially represent a premium of approximately 150% over the last reported sale price of the Class A common stock on the pricing date of the offering. The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to Lyft’s Class A common stock upon any conversion of notes and/or offset any cash payments Lyft is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Lyft has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Lyft’s Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or purchasing or selling the Class A common stock or other securities of Lyft in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following any conversion, repurchase or redemption of the notes, to the extent Lyft exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

Lyft intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described above. If the initial purchasers exercise their option to purchase additional notes, Lyft expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Lyft intends to use the remainder of the net proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, and potential acquisitions and strategic transactions. However, it has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transactions.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the shares of Lyft’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Investor Contact:

Shawn Woodhull

investor@lyft.com

Media Contact:

Adrian Durbin / Alexandra LaManna

press@lyft.com